Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-185318 and No. 333-232532 on Form S-8 of our report dated March 14, 2018 relating to the financial statements of National Beef Packing Company, LLC for the fiscal year ended December 30, 2017 appearing in the Annual Report on Form 10-K/A of Jefferies Financial Group Inc. for the year ended November 30, 2019.

/s/ Deloitte & Touche LLP
Kansas City, Missouri
March 26, 2020